NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, October 30, 2020

LyondellBasell Reports Third Quarter 2020 Earnings

Third Quarter 2020 Highlights
•Net Income: $0.1 billion, $0.4 billion excluding LCM and Impairment1
•Diluted earnings per share: $0.33 per share, $1.27 per share excluding LCM and Impairment
•EBITDA: $0.5 billion, $0.9 billion excluding LCM and Impairment
•Recognized $582 million non-cash impairment for the Houston refinery
•93% conversion of EBITDA excluding LCM and Impairment to cash from operating activities
•Liquidity of $5.5 billion as of September 30, 2020
•Commenced production at our Bora integrated cracker JV in China
Subsequent October 2020 Events
•Announced a new integrated polyethylene JV with Sasol in Louisiana
•Successful bond issuance of $3.9 billion
Comparisons with the prior quarter and third quarter 2019 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sales and other operating revenues	$6,776	$5,546	$8,722	$19,816	$26,548
Net income	114	314	965	572	2,785
Diluted earnings per share	0.33	0.94	2.85	1.69	7.72
Weighted average diluted share count	334	334	337	334	360
EBITDA (a)	466	760	1,513	1,872	4,520

Excluding LCM and Impairment1

Net income	$427	$226	$965	$1,148	$2,785
Diluted earnings per share	1.27	0.68	2.85	3.42	7.72
LCM (benefits) charges, pre-tax	(160)	(96)	—	163	—
Impairment, pre-tax	582	—	—	582	—
EBITDA	888	664	1,513	2,617	4,520

(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of net income to EBITDA, including and excluding LCM and impairment.
________________________
1 LCM stands for “lower of cost or market.” Impairment is related to the Refinery segment. An explanation of LCM and why we have excluded LCM and impairment from certain financial information can be found under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced net income for the third quarter 2020 of $114 million, or $0.33 per share. The company recognized a $582 million non-cash impairment charge during the quarter to reflect reduced expectations for profitability from the Houston refinery. Third quarter results include a $160 million non-cash, lower of cost or market (LCM) inventory valuation benefit. The combination of the impairment and inventory valuation benefit reduced net income by $313 million or $0.94 per share. Third quarter 2020 EBITDA was $466 million, or $888 million excluding LCM and impairment. The third quarter 2020 also included $9 million of integration and restructuring costs, net of tax, that impacted earnings by $0.02 per share and EBITDA by $15 million.

“In the third quarter, demand for LyondellBasell products improved with increasing global economic activity. Our year over year results reflect strong global volumes while margins are still recovering. Sequentially, third quarter volumes and margins rebounded for most of our businesses. Strong demand for polyethylene in North America and Asia and hurricane-related production constraints on the U.S. Gulf Coast led to tight markets that drove $420 per ton of North American polyethylene contract pricing improvement since June. Volumes improved in our Propylene Oxide & Derivatives business and our Advanced Polymer Solutions segment as demand increased for polymers utilized in automotive manufacturing and other durable goods markets. As expected, reduced demand for transportation fuels continued to pressure our Refining and Oxyfuels & Related Products businesses during the quarter,” said Bob Patel, LyondellBasell CEO.

“LyondellBasell's actions in the second quarter to aggressively manage inventory and maximize liquidity positioned us well for a recovering economy in the third quarter. We extended our track record of efficient cash generation by converting 93% of our EBITDA excluding LCM and impairment to cash flow from operations and ended the quarter with $5.5 billion in cash and available liquidity.”

“We advanced our disciplined growth strategy by extending our global network and reaffirmed our commitments to building innovative and sustainable business models for our industry. The establishment and start-up of our new integrated cracker joint venture with Bora in China is another example of our proven joint venture model that enables us to capture rapid returns from an efficient investment in the world's fastest growing market. In September, we issued our annual Sustainability Report to provide more details on our company's progress and discuss our substantive and ambitious goals for the coming decade,” Patel said.

OUTLOOK

“Recovery in global economies should continue to benefit the petrochemical industry. Despite the backdrop of both the pandemic and a recession, we expect global polyethylene demand to grow for the full year. China continues to have a 40% polyethylene trade deficit which supports North American exports and tightens the U.S. domestic market. We expect continued strength in North American integrated polyethylene margins during the fourth quarter, perhaps with some seasonal moderation by the end of the year. Stubbornly slow recovery in global mobility is weighing on demand for gasoline and jet fuel which will prolong headwinds for our Refining and Oxyfuels & Related Products businesses. Our order books show increased demand from automotive manufacturing and other durable goods markets that should continue to propel further improvement for our Advanced Polymer Solutions segment.”

“After several years of advancing on our value-driven growth strategy, LyondellBasell is poised to reap the rewards of our investments as our industry benefits from a recovering economy. In October, we announced a new integrated polyethylene joint venture with Sasol in Louisiana. This partnership represents another measured approach to extend one of our core businesses and increase free cash flow. Our new Hyperzone polyethylene capacity, several expansions across our joint venture network and the integration of our A. Schulman acquisition should all add to LyondellBasell's growing cash flow over the coming years. We remain committed to an investment grade balance sheet while focusing on funding our dividend with cash from operations. Upon closing of the transaction for the Louisiana joint venture, we will prioritize debt repayment over share repurchases. We believe LyondellBasell's leading portfolio, advantaged positions and disciplined capital deployment strategy will enable us to harvest profitability, increase free cash flow and emerge from this downturn stronger than before,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM and impairment.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income	$309	$107	$524	$654	$1,744
EBITDA	474	248	653	1,088	2,131
LCM (benefits) charges, pre-tax	(70)	(38)	—	3	—
EBITDA excluding LCM	404	210	653	1,091	2,131

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA increased $194 million versus the second quarter 2020, excluding a favorable variance of $32 million due to LCM inventory benefits. Third quarter 2020 results were negatively impacted by last-in, first out (LIFO) inventory charges of approximately $60 million. Compared to the prior period, olefins results increased about $220 million driven by an increase in margins and volumes. Margins improved primarily due to an increase in the price of ethylene. Volumes increased due to higher demand coupled with the completion of planned maintenance. Polyolefins results increased $25 million due to higher polyethylene margin and volume as a result of higher demand partially offset by a decline in polypropylene margin.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA decreased $249 million versus the third quarter 2019, excluding a favorable variance of $70 million due to a third quarter 2020 LCM inventory benefit. Third quarter 2020 results were negatively impacted by LIFO inventory charges of approximately $60 million. Compared with the prior period, olefins results decreased about $135 million driven by decreases in margins partially offset by an increase in volumes. Ethylene margin decreased primarily due to lower co-product prices. Ethylene volume increased primarily due to the completion of planned maintenance in the third quarter 2019 at our Clinton, Iowa cracker. Polyolefin results decreased approximately $60 million due to lower margins as a result of reduced spreads.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income	$52	$81	$202	$268	$614
EBITDA	148	185	291	522	918
LCM (benefits) charges, pre-tax	(17)	34	—	53	—
EBITDA excluding LCM	131	219	291	575	918

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA decreased $88 million versus the second quarter 2020, excluding a favorable variance of $51 million due to LCM inventory benefits in the third quarter and charges in the second quarter. Third quarter 2020 results were negatively impacted by LIFO inventory charges of approximately $20 million, partially offset by a benefit of approximately $10 million due to an increase in the euro versus the U.S. dollar exchange rate relative to the second quarter. Compared to the prior period, olefins results decreased about $30 million driven by a decrease in margin with higher feedstock costs outpacing higher ethylene prices. Combined polyolefins results decreased $20 million primarily due to a decline in polyethylene volume and polypropylene price spread over propylene. Joint venture equity income decreased approximately $10 million.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA decreased $160 million versus the third quarter 2019, excluding a favorable variance of $17 million due to a third quarter 2020 LCM inventory benefit. Third quarter 2020 results were negatively impacted by LIFO inventory charges of approximately $20 million, partially offset by a benefit of approximately $15 million due to an increase in the euro versus the U.S. dollar exchange rate relative to the third quarter 2019. Compared to the prior period, olefins results decreased approximately $115 million due to lower margin driven by declining ethylene prices. Combined polyolefins results decreased about $45 million primarily driven by a lower polypropylene price spread over propylene.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income	$180	$24	$314	$335	$1,000
EBITDA	267	101	390	571	1,228
LCM (benefits) charges, pre-tax	(22)	20	—	76	—
EBITDA excluding LCM	245	121	390	647	1,228

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA increased $124 million versus the second quarter 2020, excluding a favorable variance of $42 million due to LCM inventory benefits in the third quarter and charges in the second quarter. Third quarter 2020 results included a LIFO inventory benefit of approximately $20 million. Compared to the prior period, Propylene Oxide & Derivatives results increased about $45 million due to higher volumes driven by increased demand from automotive, construction and furniture end markets. Intermediate Chemicals results increased about $40 million primarily due an increase in volumes with the completion of planned maintenance. Oxyfuels & Related Products results increased approximately $10 million with higher margins driven by increased product prices.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA decreased $145 million versus the third quarter 2019, excluding a favorable variance of $22 million due to LCM inventory benefits in the third quarter 2020. Third quarter 2020 results included LIFO benefits of approximately $20 million and exchange rate benefits of about $10 million due to an increase in the euro versus the U.S. dollar relative to third quarter 2019. Compared with the prior period, Propylene Oxide & Derivatives and Intermediate Chemicals results were relatively unchanged. Intermediate Chemicals results were relatively unchanged with higher volumes due to the completion of planned maintenance in the third quarter 2019 offset by lower margins in most products. Oxyfuels & Related Products results decreased approximately $170 million driven by lower margins due to lower gasoline prices and higher feedstock prices.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income	$116	$(83)	$67	$103	$277
EBITDA	157	(44)	102	226	370
LCM (benefits) charges, pre-tax	(40)	67	—	29	—
EBITDA excluding LCM	117	23	102	255	370

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA increased $94 million versus the second quarter 2020, excluding a favorable variance of $107 million due to LCM inventory benefits in the third quarter and charges in the second quarter. Third quarter 2020 results were negatively impacted by LIFO inventory charges of approximately $15 million. Third quarter 2020 integration costs related to the acquisition of A. Schulman were $9 million lower than the second quarter. Compared with the prior period, Compounding & Solutions results increased $90 million driven by higher volumes and margins. Volumes improved with increased demand for polymer compounds from the automotive sector. Advanced Polymers results were relatively unchanged.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA increased $15 million compared to the third quarter 2019, excluding a favorable variance of $40 million due to LCM inventory benefits in the third quarter 2020. Third quarter 2020 results were negatively impacted by LIFO inventory charges of approximately $15 million. Integration costs related to the acquisition decreased $36 million in the third quarter 2020 versus the third quarter 2019. Compared with the prior period, Compounding & Solutions results were relatively unchanged with higher margins offset by lower volumes. Advanced Polymers results decreased approximately $15 million due to lower margins and volumes driven by reduced demand.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income (loss)	$(733)	$116	$(52)	$(931)	$(221)
EBITDA	(692)	165	(6)	(799)	(87)
LCM (benefits) charges, pre-tax	(11)	(179)	—	2	—
Impairment, pre-tax	582	—	—	582	—
EBITDA excluding LCM and impairment	(121)	(14)	(6)	(215)	(87)

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA decreased $107 million versus the second quarter 2020, excluding the unfavorable variance of $168 million due to a decrease in LCM inventory benefits and an impairment of $582 million for the Houston Refinery. In the third quarter 2020, we recognized $8 million of restructuring costs. Margin declined due to a second quarter 2020 hedge gain, unfavorable by-product spreads and a decrease in the Maya 2-1-1 industry benchmark crack spread of $3.38 per barrel to $9.89 per barrel. The Houston Refinery operated at 216,000 barrels per day, 21,000 barrels per day lower than prior period due to lower demand for refined products.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA decreased $115 million versus the third quarter 2019, excluding a favorable variance of $11 million due to LCM inventory benefits and an impairment of $582 million in the third quarter 2020. Margin decreased due to a decrease in the Maya 2-1-1 industry benchmark crack spread by $8.22 per barrel, partially offset by improved by-product spreads. Crude throughput decreased by 48,000 barrels per day due to rate reductions in the third quarter 2020 in response to lower demand for refined products.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income	$101	$104	$73	$252	$242
EBITDA	111	112	83	279	273
LCM charges, pre-tax	—	—	—	—	—
EBITDA excluding LCM	111	112	83	279	273

Three months ended September 30, 2020 versus three months ended June 30, 2020 - EBITDA was relatively unchanged relative to the second quarter 2020. Catalyst margin and volumes decreased following customers stocking inventories during the second quarter. Licensing revenue increased in the third quarter.

Three months ended September 30, 2020 versus three months ended September 30, 2019 - EBITDA increased $28 million, versus the third quarter 2019 driven by higher licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $425 million during the third quarter 2020. Our cash and liquid investment balance was $2.8 billion and there were 334 million common shares outstanding as of September 30, 2020. The company paid dividends of $352 million during the third quarter 2020.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call October 30 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 1-800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:00 p.m. EDT October 30 until November 30 at 8:59 a.m. EST. The replay dial-in numbers are 1-888-566-0568 (U.S.) and 1-203-369-3064 (international). The passcode for each is 6541.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies.  In 2020, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the third consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The statements in this release relating to matters that are not historical facts are forward-looking statements. Actual results could differ materially based on factors including, but not limited to, market conditions, the results of any repayment or redemption of indebtedness, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to complete the Louisiana Joint Venture, and the timing of such transaction; the receipt of all required governmental and shareholder approvals for such transaction; our ability to achieve expected synergies from such transaction; the completion of the acquisition of joint venture assets in the future and ability to recognize the anticipated benefits thereof; uncertainties related to the extent and duration of the pandemic-related decline in demand, or other impacts due to the COVID-19 pandemic in geographic regions or markets served by us, or where our operations are located, including the risk of prolonged recession; future financial and operating results; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2019, and our Form 10-Q for the quarter ended March 31, 2020, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, net income and diluted EPS exclusive of adjustments for “lower of cost or market” (“LCM”) and impairment, and certain liquidity measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for (“LCM”) and impairment. LCM is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

Conversion of EBITDA excluding LCM and impairment to cash from operating activities is a measure that provides an indicator of a company’s operational efficiency and management and may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. For purposes of this release, conversion of EBITDA excluding LCM and impairment to cash from operating activities means cash from operating activities divided by EBITDA excluding LCM and impairment.

Free cash flow is a measure of profitability commonly used by investors to evaluate performance and may not be comparable to similarly titled measures reported by other companies due to differences in the way the measure is calculated. For the purposes of this release, free cash flow means net cash provided by operating activities minus capital expenditures.

Additionally, liquidity is a measure that provides an indicator of value to investors. For purposes of this release, liquidity includes cash and cash equivalents, restricted cash and restricted cash equivalents, short term investments, and availability under our Senior Revolving Credit Facility and our Receivables Facility.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2019					2020
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,111	$2,114	$2,137	$2,073	$8,435	$1,792	$1,433	$1,840	$5,065
Olefins & Polyolefins - EAI	2,535	2,505	2,309	2,155	9,504	2,224	1,702	1,982	5,908
Intermediates & Derivatives	1,894	2,062	2,046	1,832	7,834	1,770	1,157	1,538	4,465
Advanced Polymer Solutions	1,339	1,258	1,186	1,067	4,850	1,096	705	1,004	2,805
Refining	1,882	2,180	2,134	2,055	8,251	1,448	919	1,101	3,468
Technology	141	173	146	203	663	122	177	193	492
Other/Eliminations	(1,124)	(1,244)	(1,236)	(1,206)	(4,810)	(958)	(547)	(882)	(2,387)
Continuing operations	$8,778	$9,048	$8,722	$8,179	$34,727	$7,494	$5,546	$6,776	$19,816

Operating income (loss):
Olefins & Polyolefins - Americas	$384	$504	$524	$365	$1,777	$238	$107	$309	$654
Olefins & Polyolefins - EAI	186	226	202	59	673	135	81	52	268
Intermediates & Derivatives	314	372	314	249	1,249	131	24	180	335
Advanced Polymer Solutions	119	91	67	13	290	70	(83)	116	103
Refining	(59)	(110)	(52)	(19)	(240)	(314)	116	(733)	(931)
Technology	73	96	73	132	374	47	104	101	252
Other	—	(2)	(4)	(1)	(7)	(3)	(10)	(2)	(15)
Continuing operations	$1,017	$1,177	$1,124	$798	$4,116	$304	$339	$23	$666

Depreciation and amortization:
Olefins & Polyolefins - Americas	$115	$117	$118	$120	$470	$124	$133	$134	$391
Olefins & Polyolefins - EAI	53	52	51	52	208	53	53	55	161
Intermediates & Derivatives	72	74	75	74	295	70	74	79	223
Advanced Polymer Solutions	29	30	32	42	133	44	39	40	123
Refining	43	44	41	41	169	42	49	40	131
Technology	10	11	10	6	37	9	8	10	27
Continuing operations	$322	$328	$327	$335	$1,312	$342	$356	$358	$1,056

EBITDA:(a)
Olefins & Polyolefins - Americas	$516	$635	$653	$498	$2,302	$366	$248	$474	$1,088
Olefins & Polyolefins - EAI	296	331	291	144	1,062	189	185	148	522
Intermediates & Derivatives	390	448	390	329	1,557	203	101	267	571
Advanced Polymer Solutions	148	120	102	54	424	113	(44)	157	226
Refining	(15)	(66)	(6)	22	(65)	(272)	165	(692)	(799)
Technology	83	107	83	138	411	56	112	111	279
Other	10	4	—	(13)	1	(9)	(7)	1	(15)
Continuing operations	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$466	$1,872

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$276	$257	$295	$271	$1,099	$204	$190	$130	$524
Olefins & Polyolefins - EAI	64	39	45	65	213	42	34	38	114
Intermediates & Derivatives	179	238	317	330	1,064	353	305	103	761
Advanced Polymer Solutions	16	11	14	18	59	13	10	18	41
Refining	43	53	41	12	149	16	21	15	52
Technology	17	17	26	34	94	30	26	24	80
Other	4	7	4	1	16	2	2	97	101
Continuing operations	$599	$622	$742	$731	$2,694	$660	$588	$425	$1,673

(a) See Table 9 for the reconciliation of net income to EBITDA, including and excluding LCM and impairment.

Table 9 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	2019					2020
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Net income (a)(b)	$817	$1,003	$965	$612	$3,397	$144	$314	$114	$572
add: LCM charges (benefits), after-tax	—	—	—	25	25	351	(88)	(133)	130
add: Impairment of long-lived assets, after-tax	—	—	—	—	—	—	—	446	446
Net income excluding LCM and impairment	817	1,003	965	637	3,422	495	226	427	1,148
less: LCM (charges) benefits, after-tax	—	—	—	(25)	(25)	(351)	88	133	(130)
less: Impairment of long-lived assets, after-tax	—	—	—	—	—	—	—	(446)	(446)
Net income	817	1,003	965	612	3,397	144	314	114	572
Loss (income) from discontinued operations, net of tax	—	3	4	—	7	(1)	1	—	—
Income from continuing operations(a)(b)	817	1,006	969	612	3,404	143	315	114	572
Provision for (benefit from) income taxes(b)	203	169	136	140	648	75	(32)	(125)	(82)
Depreciation and amortization	322	328	327	335	1,312	342	356	358	1,056
Interest expense, net	86	76	81	85	328	86	121	119	326
add: LCM charges (benefits), pre-tax	—	—	—	33	33	419	(96)	(160)	163
EBITDA excluding LCM	1,428	1,579	1,513	1,205	5,725	1,065	664	306	2,035
add: Impairment of long-lived assets, pre-tax	—	—	—	—	—	—	—	582	582
EBITDA excluding LCM and impairment	1,428	1,579	1,513	1,205	5,725	1,065	664	888	2,617
less: LCM (charges) benefits, pre-tax	—	—	—	(33)	(33)	(419)	96	160	(163)
less: Impairment of long-lived assets, pre-tax	—	—	—	—	—	—	—	(582)	(582)
EBITDA(c)	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$466	$1,872

(a) The first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019, first quarter of 2020, second quarter of 2020, and third quarter of 2020 include after-tax charges of $12 million, $15 million, $33 million, $29 million, $13 million, $11 million and $3 million, respectively, for integration costs associated with our 2018 acquisition of A. Schulman.

(b) The third quarter of 2019 includes a non-cash benefit of $85 million, from the release of unrecognized tax benefits and associated accrued interest.
(c) EBITDA for the first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019, first quarter of 2020, second quarter of 2020, and third quarter of 2020 include pre-tax charges of $16 million, $19 million, $43 million, $38 million, $14 million, $16 million and $7 million, respectively, for integration costs associated with our 2018 acquisition of A. Schulman.